TERMINATION OF EMPLOYMENT AGREEMENT

             Agreement (the “Agreement”) made as of the 29th day of September 2000 by and between EpicEdge, Inc., a Texas corporation (the “Company”) and Charles H. Leaver, Jr. (the “Employee”).

Background of Agreement

             The Company and the Employee are parties to an Employment Agreement dated December 31, 1998 between Employee and Design Automation Systems, Inc. (which has been combined into the Company) which has been amended by an Addendum dated October 15, 1999, by an oral amendment in January, 2000 and by an Addendum dated February 11, 2000 (the Employment Agreement as amended is herein referred to as the “Employment Agreement”).  The Employee has been an officer of the Company, and as of September 29, 2000 served as the Chief Executive Officer and Vice Chairman of the Board.  The parties desire that the Employment Agreement shall be terminated, the Employee shall leave the employment of the Company and the Employee shall be bound by the covenants contained herein.  The parties intend this Agreement to set forth their entire understanding with respect to such matters.

             NOW THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.          Effective Date And Termination Of Employment Agreement; Resignation.  This Agreement shall be effective on September 29, 2000 (the “Effective Date”).  As of the Effective Date, the Employment Agreement shall be null and void and of no further force or effect, and the parties’ obligations, covenants and liabilities set forth in this Agreement shall supersede their obligations, covenants and respective liabilities set forth in the Employment Agreement.  The Employee hereby resigns from all officers, directorships, and all other positions he may hold with the Company, effective as of the Effective Date.  The foregoing resignations shall include the Employee's position as trustee, agent, advisor or committee member under any and all employee benefit plans and trusts of the Company and his position as an authorized signatory on all bank accounts of the Company.

2.          Compensation.  For all services rendered by the Employee pursuant to the Employment Agreement prior to October 1, 2000, the Company will pay the Employee all base salary accrued prior to October 1, 2000 as provided in the Employment Agreement, and nothing more.  As consideration for the Employees’ consent to the termination of the Employment Agreement and the Employee’s agreements herein set forth, including but not limited to the non-competition agreement set forth in Section 3 and the release set forth in Section 8 of this Agreement, the Company shall make 6 monthly base salary continuation payments for the period of October 1, 2000 through March 29, 2001.  Continuation payments in the amount of $25,000 will be made on the 20th of each month.  The Employee recognizes that the company will withhold from this pay federal and state taxes, FICA and other standard payroll deductions.  The employee will continue to be eligible for medical benefit coverage during the salary continuation period. And will be eligible for continued group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) thereafter.  As additional compensation for the covenants of the Employee herein, including the non-competition covenants, the employee is permitted to retain the laptop computer.  The Employee recognizes that the agreements of the Company to provide the foregoing payments is contingent upon the Employee's full compliance with the agreements made by the Employee herein, and if the Employee breaches his agreements herein, such conduct will result in the termination of the payments due the Employee hereunder.  Any such termination will not affect the Employee's release and waiver contained herein or his other obligations pursuant to this Agreement.

3.          Non-Competition Agreement.

                           3.1.  The Employee will not from the Effective Date until October 1, 2001, directly or indirectly, acting alone or in conjunction with others, and whether as employee, agent, officer, director, member, consultant, stockholder, co-partner or in any other individual or representative capacity:

                                        3.1.1.  Call upon any person who is, at that time, an employee of Company in any capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company; or

                                        3.1.2.  Call upon any person or entity which is at that time, or which has been, within one (1) year prior to that time, a customer of the Company for the purpose of soliciting or selling products or services in direct competition with the principal business of the Company on date of this Agreement.

                                        3.1.3.  Own, operate, manage, control, engage in, invest in or participate in any manner (whether as an employee, partner, officer, director, shareholder, member, principal or otherwise), act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in, owns, operates, manages or controls any venture or enterprise that directly engages in a business commonly known as an “E-Services Business” within the United States (the “Territory”).

             Provided, however, that nothing contained in Sections 3.1.1, 3.1.2 or 3.1.3 shall be construed to prevent the Employee from (i) investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if the Employee is not involved in the business of said corporation and the Employee does not own more than an aggregate of three (3%) percent of the stock of such corporation.  With respect to the Territory, Employee specifically acknowledges that the Company has conducted the business throughout those areas comprising the Territory.  The foregoing covenants shall not prohibit the Employee from any business practice authorized by the Board of Directors of the Company.

                           3.2.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company from which it would have no other adequate remedy, the Employee agrees that the foregoing covenants may be enforced by the Company in the event of a breach by the Employee by injunctions and restraining orders (without bond or other security being required).

                           3.3.  It is agreed by the parties that the foregoing covenants in this section 3 impose a reasonable restraint on the Employee in light of the activities and business of the Company on the date of the execution of this Agreement.  Accordingly, the parties intend that the covenants shall be construed not to take into consideration changes in the activities, business or locations of the Company during the term of this covenant.

                           3.4.  The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any Court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the Court deems reasonable, and the Agreement shall thereby be reformed.

4.          Death.  The death of the Employee shall not relieve the Company of its obligation to pay the balance of the payments which are payable pursuant to Section 2 of this Agreement.

5.          Return of the Company’s Property.     All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Employee or on behalf of the Company shall be and remain the property of the Company and shall be promptly delivered by the Employee to the Company.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which have been collected by the Employee shall be delivered promptly to the Company.

6.          Trade Secrets.  The Employee agrees that the Employee will not disclose the specific terms of the Company’s relationships or agreements with significant vendors or customers or any other significant and material trade secrets or proprietary information of the Company, to any person, firm, partnership or business for any reason or purpose whatsoever.

             If the Employee is required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such confidential or proprietary information of the Company, the Employee agrees to provide the Company with prompt notice of such request so that the Company may seek an appropriate protective order.  If in the absence of a protective order the Employee is nonetheless compelled to disclose such information, the Employee may disclose without liability hereunder only that portion that the Employee's legal counsel concludes in writing is legally required to be disclosed.   In addition, this Section 6 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of disclosure by the Employee or his representative, (ii) was available on a non-confidential basis prior to its disclosure to the Employee or (iii) becomes available to the Employee on a non-confidential basis from a source other than the Company or its representatives.

7.          Non-disparagement.  In consideration of the promises of the Company herein contained, the Employee hereby agrees that he will not directly or indirectly do, assert any legal action or any cause of action, say, write, authorize, or otherwise create or publish anything that will in any way disparage the Company or any present employee, agent, officer or director of the Company.

8.          Release.  In consideration of the Company’s execution of this Agreement and the performance of its obligations set forth herein, the Employee does hereby remise, release and forever discharge the Company and its officers, directors and principal stockholders holding 5% or more of the Company's common stock and their respective heirs and personal representatives (collectively referred to herein as the “Company Releasees”) of and from all debts, dues, contracts, judgments, damages, claims and demands and all matter of actions, causes of action, suits, and proceedings whatsoever, in law of and equity, which against the Company Releasees, the Employee ever had, now has or shall or may have on or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents, including by way of illustration and not by way of limitation, any and all claims and demands arising by reason of the fact that the Employee had been an employee, director, officer or shareholder of the Company, any contractual claims of employment or claim of discrimination in employment including, without limitation, any which may arise under any federal or state law or regulation, including age and discrimination laws (including under the Age Discrimination in Employment Act).  However, this release is not intended to and shall not release from Company from any claims arising under this Agreement.   The Employee further covenants and agrees not to directly or indirectly aid, abet, assist, participate in or render assistance in any form to any person or entity pursuing any claim or cause of action against the Company Releases or any of them.

9.          Indemnification.  The Employee shall be entitled to indemnification by the Company for third party claims if and to the extent provided in the Company's Certificate of Incorporation and Bylaws as they exist as of the date hereof as may be permitted under the Texas Business Corporation Act.

10.        Assignment.  Neither party to this Agreement may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.  However, this Agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement.  As used in this Agreement, the term “successor” shall include any person, persons, firm, partnership, corporation or company which at any time, whether by merger, purchase, share exchange or otherwise acquires all or a substantial portion of the assets or business of the Company.  Subject to the foregoing, this Agreement shall be binding upon, and inure to benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. The Company shall require any successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no such assignment had taken place.

11.        Complete Agreement.  This Agreement constitutes the final, complete and exclusive statement and expression of the Agreement between the Company and the Employee with respect to the subject matter hereof and contains all of the terms and provisions.  It cannot be varied, contradicted, supplemented by evidence of any prior or contemporaneous, oral or written agreement.  This Agreement supercedes all prior negotiations, representations, understandings and agreements, oral or written, with respect to the subject matter hereof, including, without limitation, the Employment Agreement, which is hereby terminated and is null and void.  Neither this Agreement nor any provisions hereof may be modified, amended, waived, discharged or terminated in whole or in part, except by a writing signed by the party to be charged.  Any party hereto may at any time extend the time for or waive performance by the other party but only in writing.  No waiver of any such provision or any breach or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default, nor shall any such waiver constitute a continuing waiver.

12.        Notices.  Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered when (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage pre-paid, (iii) sent by next day or overnight mail, (iv) sent by telecopy, facsimile or telex, or (v) delivered to a reputable, recognized delivery service which guarantees next day delivery, addressed as follows:

To the Company:	EpicEdge, Inc.
3200 Wilcrest, Suite 370
Houston, TX 77042
Attention: Chairman
Fax Number: 713-784-2486

With a copy to:	L. Steven Leshin, Esquire
Jenkens & Gilchrist
1445 Ross Avenue, Suite 3200
Dallas, TX 75202
Fax Number: 214-855-4300

If to the Employee:	Charles H. Leaver, Jr.
1815 Milford
Houston, TX 77098
Fax Number: 713-520-8862

With a copy to:	Philip M. Shiekman, Esquire
Fox, Rothschild, O’Brien & Frankel, LLP
2000 Market Street, Tenth Floor
Philadelphia, PA 19103-3291
Fax Number: 215-299-2150

             Either party or counsel may change the address for notice by notifying the other parties of such change in accordance with this Section 10.  Such change in address shall be effective five (5) business days after such notice is given.

13.        Severability, Headings.  Should any particular provision of this Agreement be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted and the remainder of the Agreement, nevertheless, shall remain unaffected and fully enforceable; further, to the extent any provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, the parties hereto agree the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement or interpretation is sought.  The section headings herein are reference purposes only and are not intended in anyway to describe, interpret, define or limit the extent or intent of the Agreement or any part hereof.

14.        Arbitration.  The parties hereto will endeavor to resolve in good faith any dispute or controversy arising between them whether as to the interpretation of performance or operation of this Agreement or any rights or obligations hereunder.  Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively first by mediation and then, if necessary, by arbitration, conducted before a panel of three (3) arbitrators in Austin, Texas, in accordance with the rules of the American Arbitration Association then in effect.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party.  The arbitrators shall have the authority to order reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that the Company has materially breached this Agreement.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The direct expenses of any arbitration proceeding, including the fees and out-of-pocket expenses of each arbitrator, shall be borne by the Company.

15.        Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Texas, giving effect to the Texas conflicts of laws provisions.

16.        Miscellaneous.

             [16.1.  The Employee agrees to stock redemption in the amount of Four Hundred  Thousand (400,000) shares of stock of the Company held by the Employee.

             16.3.  Notwithstanding any policy or restriction of the Company to the contrary the Employee shall be free to sell up to One Hundred Thousand (100,000) shares of the Company’s stock owned by him as long as such shares are sold in conformity with the applicable Federal and State securities laws.

17.        Counterparts.  This Agreement may be executed in several counterparts, including by means of separate signature pages, (which may be attached hereto) by either of the parties, each of which shall be deemed an original, and all of said counterparts (and signature pages) shall be deemed to constitute or part of one or the same instrument.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same affect as delivery of an original counterpart thereof.

18.        Representation.  The Employee hereby further represents and warrants that he has read the above provisions and that he has had a sufficient opportunity to discuss thoroughly this Agreement with anyone he might desire prior to signing below.  Further, in signing this Agreement, the Employee has not relied on or been induced to execute this Agreement by any statements, representations, agreements or promises, oral or written, made by the Company, its agents, employees, servants or attorneys other than those expressly written above in this Agreement.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE TO EMPLOYEE

             The law requires that you be advised and you are hereby advised to consult with an attorney prior to executing this Release. If you accept the terms of this Release, it must be signed by you and returned to (Jeff Sexton, President) on or before ___ p.m., November ___, 2000.  After the execution of this Release, you have a period of seven days in which you may revoke this Release.  Notification of revocation should be in writing and returned to Jeff Sexton, President.  The effective date of this Release is eight days after you execute this Release.

I have read and understood the forgoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, agree to its terms acknowledge receipt of a copy of same and the sufficiency of the payments recited therein, and sign this General Release voluntarily.	EMPLOYER: EPICEDGE, INC.
By:
Jeff Sexton, President

Dated:
Charles H. Leaver, Jr.

[Spouse]

Dated: